UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/01/2007

Cardinal Health, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-11373

Ohio	31-0958666
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7000 Cardinal Place, Dublin, Ohio 43017
(Address of principal executive offices, including zip code)

(614) 757-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)

On May 2, 2007, the Board of Directors of Cardinal Health, Inc. (the "Company") elected Gregory B. Kenny to the Board of Directors, effective August 1, 2007, to serve until the Company's 2007 annual meeting of shareholders and his successor is elected and qualified. Mr. Kenny is Chairman and Chief Executive Officer of General Cable Corporation. He is also a director of IDEX Corporation and Corn Products International, Inc. The committee(s) of the Board of Directors on which Mr. Kenny initially will serve have not been determined as of the time of this filing on Form 8-K.

Mr. Kenny will participate in the standard non-management director compensation arrangements described in the Company's 2006 proxy statement, including an initial equity award on the effective date of his election to the Board. Accordingly, effective on August 1, 2007, Mr. Kenny will be granted an option to purchase the number of common shares equal to $210,000 divided by the closing share price on that date, with an exercise price equal to the closing share price on that date. He also will be granted, effective on August 1, 2007, the number of restricted share units ("RSUs") equal to $30,000 divided by the closing share price on that date. The RSUs will be settled in common shares. Both awards will vest on August 1, 2008. The option term is seven years.

The Company also will enter into its standard directors' indemnification agreement with Mr. Kenny, in the form previously filed by the Company as Exhibit 10.38 to Company's annual report on Form 10-K for the fiscal year ended June 30, 2004. The agreement generally provides, among other things, that the director will be indemnified to the fullest extent permitted by law and advanced expenses in connection with the defense of any proceedings.

(e)

The Human Resources and Compensation Committee of the Board of Directors (the "Compensation Committee") previously has authorized R. Kerry Clark, President and Chief Executive Officer, and Robert D. Walter, Executive Chairman of the Board, to use corporate aircraft for personal travel and permits their spouses and dependent children to accompany them on personal flights. On May 1, 2007, the Compensation Committee approved a form of Aircraft Time Sharing Agreement to be entered into between the Company and Messrs. Clark and Walter. The agreement will require Messrs. Clark and Walter to reimburse the Company for specified costs relating to the personal use of corporate aircraft by guests (other than their spouses and dependent children) accompanying them on the flight. Under the agreement, Messrs. Clark and Walter will pay a fee based on the cost of fuel, landing fees and in-flight food and beverages for each specific flight or a greater amount mutually agreed to, up to the maximum established under the Federal Aviation Administration rules.

The form of Aircraft Time Sharing Agreement is filed as Exhibit 10.01 to this report and the foregoing description is qualified by reference to the full text of the form of agreement set forth in the exhibit.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits

10.01        Form of Aircraft Time Sharing Agreement between the Company and each of R. Kerry Clark and Robert D. Walter, effective May 2, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.

Date: May 07, 2007	By:	/s/ Ivan K. Fong
Ivan K. Fong
Chief Legal Officer and Secretary

Exhibit Index

Exhibit No.	Description
EX-10.01	Form of Aircraft Time Sharing Agreement between the Company and each of R. Kerry Clark and Robert D. Walter, effective May 2, 2007.